                                                                                                            Exhibit 99.1

Investor Contacts: Gerald Tucciarone
Chief Financial Officer
631/434-1600, extension 306

HAUPPAUGE DIGITAL REPORTS FISCAL 2007
THIRD QUARTER AND NINE MONTH RESULTS
________________________________________________________________

Reports third quarter sales of  $23.5  million and net income of $0.02 per share,
Nine month sales of $83.4 million and net income of $.35 per share

 ________________________________________________________________

HAUPPAUGE, NY – August 8, 2007 - Hauppauge Digital, Inc. (NASDAQ: HAUP), a leading developer of digital video TV and data broadcast receiver products for personal computers, today reported financial results for the third fiscal quarter and nine month period ended June 30, 2007.

THIRD QUARTER RESULTS

Net sales were $23.5 million for the third quarter of fiscal 2007 compared to $23.8 million for the previous year’s third quarter, a decrease of approximately 1%.

Selling, general and administrative expenses increased by $82,684, for the third quarter of fiscal 2007 compared to 2006. Increases in compensation expenses and sales office  expenses were the primary reasons for the increase.

The Company recorded net income of $181,452  for the third quarter compared to net income of $380,341 for the third quarter of fiscal 2006.  Basic and diluted net income per share for the third fiscal quarter of 2007 was $0.02 compared to basic and diluted net income per share of $0.04 for the third fiscal quarter of 2006.

NINE MONTH RESULTS

Net sales were $83.4 million for the nine months ended June 30, 2007 compared to $75.5 million for the nine months ended June 30, 2006, an increase of approximately 10%.

Selling, general and administrative expenses increased by $595,959 compared to nine the months ended June 30, 2006. Increases in sales related marketing expenses such as commissions and advertising due to higher sales plus higher compensation expenses were the primary reasons for the increase.

Exhibit 99.1

The Company recorded net income of $3,661,121 for the nine months ended June 30, 2007 compared to net income of $2,358,692 for the nine months ended June 30  2006, an increase of approximately 55%.   Basic net income per share for the nine months ended June 30, 2007 was $0.37 and diluted net income per share was $0.35, compared to basic net income per share of $0.25 and diluted net income per share of $0.24 for the nine months ended June 30, 2006.

DISCUSSION OF RESULTS

Ken Plotkin, Hauppauge’s Chief Executive Officer, stated “While the launch of Microsoft’s Vista operating system has resulted in an increase in sales of our WinTV products in new computers sold with Vista, the market for TV receivers as upgrades for existing PCs has been soft as consumers have been slow to upgrade existing PCs to Windows Home Premium and Vista Ultimate.  This trend has resulted in sluggish sales of WinTV products we sell through our worldwide computer retail channels.  We believe this trend will continue for the next several quarters until more consumers upgrade to Windows Vista.

Though retail sales have been slower than we would have liked, the Company continues to  develop new TV tuner products for the domestic and international markets. In the quarter we started shipping a new line of PCI Express TV tuners, the WinTV-HVR-1800 for the North America market and the WinTV-HVR-1200 and WinTV-HVR-1700 for Europe and Asia. These new members of our WinTV-HVR series of combination analog and digital TV receivers are designed for the latest PCs which have high performance PCI Express slots.  In addition, in the third quarter,  the Company started to ship a new analog/digital TV receiver for the Apple Macintosh market. ”

ABOUT HAUPPAUGE DIGITAL

Hauppauge Digital, Inc. is a leading developer of analog and digital TV receiver products for the personal computer market. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe Sarl subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via a home network. The Company is headquartered in Hauppauge, New York, with administrative offices in Luxembourg, Ireland and Singapore and sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore, Taiwan and California. The Company’s Internet web site can be found at http://www.hauppauge.com.

            Exhibit 99.1

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this press release may not occur.   Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results.  The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements.  We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences (including, but not limited to, those set forth in our public reports filed with the Securities and Exchange Commission,  including, but not limited to, our Annual Report on Form 10-K for the year ended September 30, 2006,  and our Form 10-Q for the quarter ended June 30, 2007 to be filed with the Securities and Exchange Commission) many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based.  Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

[ Financial Table Follows ]

            Exhibit 99.1

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended June 30,
	2007 (Unaudited)	2006 (Unaudited)

Net Sales	$23,540,149	$23,775,992
Cost of Sales	18,932,180	19,144,041
Gross Profit	4,607,969	4,631,951

Selling, General and Administrative expenses	3,516,244	3,433,560
Research & Development expenses	876,697	747,973
Income from operations	215,028	450,418

Other income (expense):
Interest income	10,250	6,440
Foreign currency	(38)	(17,146)
Total other income (expense)	10,212	(10,706)
Income before income tax expense	225,240	439,712
Income tax expense	43,788	59,371
Net income	$181,452	$380,341

Net income per share
Basic	$0.02	$0.04
Diluted	$0.02	$0.04

Weighted average shares-basic	9,968,686	9,636,912
Weighted average shares-diluted	10,447,780	10,057,479

            Exhibit 99.1

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months ended June 30,
	2007 (Unaudited)	2006 (Unaudited)

Net Sales	$83,351,123	$75,506,375
Cost of Sales	66,282,026	60,461,107
Gross Profit	17,069,097	15,045,268

Selling, General and Administrative expenses	10,868,706	10,272,747
Research & Development expenses	2,379,969	2,282,545
Income from operations	3,820,422	2,489,976

Other income (expense) :
Interest income	31,988	17,921
Foreign currency	(6,256)	(2,695)
Total other income (expense)	25,732	15,226
Income before income tax expense	3,846,154	2,505,202
Income tax expense	185,033	146,510
Net income	$3,661,121	$2,358,692

Net income per share
Basic	$0.37	$0.25
Diluted	$0.35	$0.24

Weighted average shares-basic	9,843,568	9,573,594
Weighted average shares-diluted	10,401,461	10,003,979

            Exhibit 99.1

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2007	2006
	Unaudited
Assets:

Current Assets:
Cash and cash equivalents	$12,351,072	$9,020,941
Accounts receivables, net of various allowances	22,043,107	16,132,928
Inventories	10,097,397	9,905,746
Prepaid expenses and other current assets	896,522	895,223
Total curent assets	45,388,098	35,954,838

Property, plant and equipment, net	731,707	612,311
Security deposits and other non current assets	83,825	83,239
	$46,203,630	$36,650,388

Liabilities and Stockholders’ Equity :

Current Liabilities:
Accounts payable	$16,908,093	$12,011,232
Accrued expenses- fees	6,391,170	5,481,005
Accrued expenses	967,867	1,174,323
Income taxes payable	151,392	204,103
Total current liabilities	24,418,522	18,870,663

Stockholders' Equity
Common stock $.01 par value; 25,000,000 shares authorized
10,592,813 and 10,260,464 issued, respectively	105,928	102,605
Additional paid-in capital	15,339,539	14,222,890
Retained earnings	9,382,621	5,721,500
Accumulated other comprehensive income	(1,231,631)	(509,319)
Treasury Stock, at cost, 617,547 and 607,547 shares	(1,811,349)	(1,757,951)
Total stockholders' equity	21,785,108	17,779,725
	$46,203,630	$36,650,388

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